Exhibit 10(y)

NORTHROP GRUMMAN

SAVINGS EXCESS PLAN

(Amended and Restated Effective as of October 1, 2004)

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Definitions	2

ARTICLE II PARTICIPATION		6
2.1	In General	6
2.2	Disputes as to Employment Status	6

ARTICLE III DEFERRAL ELECTIONS		7
3.1	Elections to Defer Compensation	7
3.2	Contribution Amounts	7
3.3	Investment Elections	8
3.4	Investment Return Not Guaranteed	8

ARTICLE IV ACCOUNTS		9
4.1	Accounts	9
4.2	Valuation of Accounts	9
4.3	Use of a Trust	9
4.4	Plan Mergers	9

ARTICLE V VESTING AND FORFEITURES		10
5.1	In General	10
5.2	Exceptions	10

ARTICLE VI DISTRIBUTIONS		11
6.1	Distribution of Contributions	11
6.2	Payments Not Received At Death	12
6.3	Inability to Locate Participant	12
6.4	Committee Rules	12
6.5	Merged Plan Distributions	12

ARTICLE VII ADMINISTRATION		14
7.1	Committees	14
7.2	Committee Action	14
7.3	Powers and Duties of the Administrative Committee	15
7.4	Powers and Duties of the Investment Committee	15
7.5	Construction and Interpretation	16
7.6	Information	16
7.7	Committee Compensation, Expenses and Indemnity	16
7.8	Disputes	16
7.9	Plan Mergers	17

ARTICLE VIII MISCELLANEOUS		19
8.1	Unsecured General Creditor	19
8.2	Restriction Against Assignment	19
8.3	Restriction Against Double Payment	19
8.4	Withholding	19
8.5	Amendment, Modification, Suspension or Termination	20
8.6	Governing Law	20

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8.7	Receipt and Release	20
8.8	Administrative Delays	20
8.9	Disputes About Payee	20
8.10	Incorrect Payment of Benefits	21
8.11	Payments on Behalf of Persons Under Incapacity	21
8.12	Limitation of Rights and Employment Relationship	21
8.13	Headings	21

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INTRODUCTION

The Northrop Grumman Savings Excess Plan (the “Plan”) is hereby amended and restated effective as of October 1, 2004, except as otherwise provided. This restatement is intended solely to incorporate into the Plan document previously adopted amendments to the Plan and is not intended to make substantive changes to the Plan.

Northrop Grumman Corporation (the “Company”) established this Plan for participants in the Northrop Grumman Savings Plan who exceed the limits under sections 401(a)(17) or 415(c) of the Internal Revenue Code. This Plan is intended as an excess benefit and unfunded pension plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA.

The Plan was originally effective January 1, 2004. It was amended effective as of December 10, 2004 to merge two similar plans, the Northrop Grumman Benefits Equalization Plan and the Northrop Grumman Space & Mission Systems Corp. Deferred Compensation Plan, into the Plan.

ARTICLE I

DEFINITIONS

1.1	Definitions

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “Account” shall mean the recordkeeping account set up for each Participant to keep track of amounts to his or her credit.

(b) “Administrative Committee” means the committee in charge of Plan administration, as described in Article VII.

(c) “Affiliated Companies” shall mean the Company and any entity affiliated with the Company under Code sections 414(b) or (c).

(d) “Basic Contributions” shall have the same meaning as that term is defined in the NGSP.

(e) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrative Committee to receive the benefits specified hereunder in the event of the Participant’s death.

(1) No Beneficiary designation shall become effective until it is filed with the Administrative Committee.

(2) Any designation shall be revocable at any time through a written instrument filed by the Participant with the Administrative Committee with or without the consent of the previous Beneficiary.

(3) No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Administrative Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Administrative Committee that they are legally entitled to receive the benefits specified hereunder. Any payment made pursuant to such determination shall constitute a full release and discharge of the Plan, the Administrative Committee and the Company.

(4) In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrative Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Any payment made pursuant to such determination shall constitute a full release and discharge of the Plan, the Administrative Committee and the Company.

(5) Payment by the Affiliated Companies pursuant to any unrevoked Beneficiary designation, or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Affiliated Companies.

(f) “Board” shall mean the Board of Directors of the Company.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Committees” shall mean the Committees appointed as provided in Article VII.

(i) “Company” shall mean Northrop Grumman Corporation and any successor.

(j) “Company Contributions” shall mean contributions by the Company to a Participant’s Account.

(k) “Compensation” shall be Compensation as defined by Section 5.01 of the NGSP.

(l) “Disability” shall mean the Participant’s inability to perform each and every duty of his or her occupation or position of employment due to illness or injury as determined in the sole and absolute discretion of the Administrative Committee.

(m) “Effective Date” shall be January 1, 2004. This amendment and restatement is effective October 1, 2004.

(n) “Eligible Employee” shall mean any Employee who meets the following conditions:

(1) he or she is a participant in the NGSP;

(2) he or she is classified by the Affiliated Companies as an Employee and not as an independent contractor; and

(3) he or she meets any additional eligibility criteria set by the Administrative Committee.

Additional eligibility criteria established by the Administrative Committee may include specifying classifications of Employees who are eligible to participate and the date as of which various groups of Employees will be eligible to participate. This includes, for example, Administrative Committee authority to delay eligibility for employees of newly acquired companies who become Employees.

(o) “Employee” shall mean any common law employee of the Affiliated Companies who is classified as an employee by the Affiliated Companies.

(p) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

(q) “Initial Election Period” shall mean:

(1) in the case of an Employee who becomes an Eligible Employee upon the Effective Date of the Plan and who is entitled to participate under Article II, the period prior to the Effective Date of the Plan designated by the Administrative Committee;

(2) in the case of a newly hired Employee (other than an Employee described in (3) below) who becomes an Eligible Employee after the Effective Date and who is entitled to participate under Article II, the 30-day period following the date on which the Employee first becomes an Eligible Employee;

(3) in the case of an individual who becomes an Employee as a result of a merger or acquisition, who becomes an Eligible Employee after the Effective Date, and who is entitled to participate under Article II, the period beginning on the date on which the Employee first becomes an Eligible Employee and ending on the date prescribed by the Administrative Committee for Eligible Employees affected by the merger or acquisition; and

(4) in the case of an Employee who becomes an Eligible Employee because of a raise or promotion after the Effective Date and who is entitled to participate under Article II, the next Open Enrollment Period.

(r) “Investment Committee” means the committee in charge of investment aspects of the Plan, as described in Article VII.

(s) “NGSP” means the Northrop Grumman Savings Plan.

(t) “Open Enrollment Period” means the period designated by the Administrative Committee for electing deferrals for the following Plan Year.

(u) “Participant” shall mean any Eligible Employee who participates in this Plan in accordance with Article II.

(v) “Payment Date” shall mean:

(1) for distributions upon early termination under Section 6.1(a), a date after the end of the month in which termination of employment occurs; and

(2) for distributions after Retirement, Disability or death under Section 6.1(b), a date after the end of the month in which occurs Retirement, the determination of Disability by the Administrative Committee, or the notification of the Administrative Committee of the Participant’s death (or later qualification of the Beneficiary or Beneficiaries), as applicable.

The exact date in each case will be determined by the Administrative Committee to allow time for administrative processing.

(w) “Plan” shall be the Northrop Grumman Savings Excess Plan.

(x) “Plan Year” shall be the calendar year.

(y) “Retirement” shall mean termination of employment with the Affiliated Companies after reaching age 55.

(z) “Supplemental Contributions” shall have the same meaning as that term is defined in the NGSP.

ARTICLE II

PARTICIPATION

2.1	In General

(a) An Eligible Employee may become a Participant by complying with the procedures established by the Administrative Committee for enrolling in the Plan.

(b) Anyone who becomes an Eligible Employee after the Effective Date will be entitled to become a Participant during his or her Initial Election Period or any subsequent Open Enrollment Period.

(c) An individual will cease to be a Participant when he or she no longer has a positive balance to his or her Account under the Plan or is specified as ineligible to participate by the Administrative Committee.

2.2	Disputes as to Employment Status

(a) Because there may be disputes about an individual’s proper status as an Employee or non-Employee, this Section describes how such disputes are to be handled with respect to Plan participation.

(b) The Affiliated Companies will make the initial determination of an individual’s employment status.

(1) If an individual is not treated by the Affiliated Companies as a common law employee, then the Plan will not consider the individual to be an “Eligible Employee” and he or she will not be entitled to participate in the Plan.

(2) This will be so even if the individual is told he or she is entitled to participate in the Plan and given a summary plan description and enrollment forms or other actions are taken indicating that he or she may participate.

(c) Disputes may arise as to an individual’s employment status. As part of the resolution of the dispute, an individual’s status may be changed by the Affiliated Companies from non-Employee to Employee. Such Employees are not Eligible Employees.

ARTICLE III

DEFERRAL ELECTIONS

3.1	Elections to Defer Compensation

(a) Initial Elections. Each Participant may elect to participate in the Plan by filing an election with the Administrative Committee no later than the last day of his or her Initial Election Period. A Participant’s election may be made in writing, electronically, or as otherwise specified by the Administrative Committee. Such election shall specify the Participant’s rate of deferral for contributions to the Plan. The maximum deferral rate for any year is the maximum percentage of Compensation that the Participant may defer under the NGSP, without regard to the limits of Code section 401(a)(17).

(b) Subsequent Elections. A Participant must elect to participate in the Plan by filing a new election in the Open Enrollment Period for each subsequent Plan Year. An election to participate for a Plan Year is irrevocable.

(c) Committee Rules. All elections must be made in accordance with the rules, procedures and forms provided by the Administrative Committee. The Administrative Committee may change the rules, procedures and forms from time to time and without prior notice to Participants.

3.2	Contribution Amounts

(a) Participant Contributions. A Participant may contribute under the Plan the product of his or her elected rate of deferral under this Plan and the amount by which his or her Compensation exceeds the Code section 401(a)(17) limit.

(b) Company Contributions. The Company will make Company Contributions to a Participant’s Account if a Participant’s matching contributions under the NGSP are limited as provided in (1). In addition, the Company will make a Company Contribution under (2) below if the conditions in that paragraph apply.

(1) In General. The Company will make a Company Contribution equal to the matching contribution rate for which the Participant is eligible under the NGSP for the Plan Year multiplied by the amount of the Participant’s contributions under subsection (a).

(2) Make-Up Contributions for Contribution Limitation. If a Participant’s Basic Contributions under the NGSP for a Plan Year are limited by the Code section 415(c) contribution limit before the Participant’s Basic Contributions under the NGSP are limited by the Code section 401(a)(17) compensation limit, the Company will make a Company Contribution equal to the amount of matching contributions for which the Participant would have been eligible under the NGSP were Code section 415(c) not applied, reduced by the actual amount of matching contributions made for the Plan Year under the NGSP. This paragraph applies only if the Participant reaches the Code section 401(a)(17) compensation limit and only to the extent that contributions are based upon Participant compensation up to that limit. Paragraph (1) above applies to contributions based on compensation exceeding the section 401(a)(17) limit.

3.3	Investment Elections

(a) The Investment Committee will establish a number of different investment funds or other investment options for the Plan. The Investment Committee may change the funds or other investment options from time to time, without prior notice to Participants.

(b) Participants may elect how their future contributions and existing account balances will be invested in the various investment funds and may change their elections from time to time. If a Participant does not elect how future contributions will be invested, contributions will be invested according to the Participant’s investment election for contributions under the NGSP. If a Participant elected one or more investment options under the NGSP that are not available under this Plan, the portion of the Participant’s contribution that would have been invested in those options will be invested on a pro-rata basis in the investment funds that the Participant elected that are available under this Plan.

(c) Selections of investments, changes and transfers must be made according to the rules and procedures of the Administrative Committee.

(1) The Administrative Committee may prescribe rules that may include, among other matters, limitations on the amounts that may be transferred and procedures for electing transfers.

(2) The Administrative Committee may prescribe valuation rules for purposes of investment elections and transfers. Such rules may, in the Administrative Committee’s discretion, use averaging methods to determine values and accrue estimated expenses. The Administrative Committee may change the methods it uses for valuation from time to time.

(3) The Administrative Committee may prescribe the periods and frequency with which Participants may change investment elections and make transfers.

(4) The Administrative Committee may change its rules and procedures from time to time and without prior notice to Participants.

3.4	Investment Return Not Guaranteed

Investment performance under the Plan is not guaranteed at any level. Participants may lose all or a portion of their contributions due to poor investment performance.

ARTICLE IV

ACCOUNTS

4.1	Accounts

The Administrative Committee shall establish and maintain a record keeping Account for each Participant under the Plan.

4.2	Valuation of Accounts

The valuation of Participants’ record keeping Accounts will reflect earnings, losses, expenses and distributions, and will be made in accordance with the rules and procedures of the Administrative Committee.

(a) The Administrative Committee may set regular valuation dates and times and also use special valuation dates and times and procedures from time to time under unusual circumstances and to protect the financial integrity of the Plan.

(b) The Administrative Committee may use averaging methods to determine values and accrue estimated expenses.

(c) The Administrative Committee may change its valuation rules and procedures from time to time and without prior notice to Participants.

4.3	Use of a Trust

The Company may set up a trust to hold any assets or insurance policies under the Plan. Any trust set up will be a rabbi trust.

4.4	Plan Mergers

(a) Merged Plans. As of their respective effective dates, the plans listed in (b)(the “Merged Plans”) are merged into this Plan. All amounts from those plans that were merged into this Plan are held in their corresponding Accounts.

(b) Table.

Name of Merged Plans	Merger Effective Dates	Merged Account Names
Northrop Grumman Benefits Equalization Plan	December 10, 2004	NG BEP Account

Northrop Grumman Space & Mission Systems Corp. Deferred Compensation Plan	December 10, 2004	S & MS Deferred Compensation Account

ARTICLE V

VESTING AND FORFEITURES

5.1	In General

A Participant’s interest in his or her Account will be nonforfeitable.

5.2	Exceptions

The following exceptions apply to the vesting rule:

(a) Forfeitures on account of a lost payee. See Section 6.4.

(b) Forfeitures under an escheat law.

(c) Recapture of amounts improperly credited to a Participant’s Account or improperly paid to or with respect to a Participant.

(d) Expenses paid from a Participant’s Account.

(e) Investment losses.

ARTICLE VI

DISTRIBUTIONS

6.1	Distribution of Contributions

(a) Distributions Upon Early Termination.

(1) Voluntary Termination. If a Participant voluntarily terminates employment with the Affiliated Companies before age 55 or Disability, distribution of his or her Account will be made in a lump sum on the Participant’s Payment Date.

(2) Involuntary Termination. If a Participant involuntarily terminates employment with the Affiliated Companies before age 55, distribution of his or her Account will generally be made in quarterly or annual installments over a fixed number of whole years not to exceed 15 years, commencing on the Participant’s Payment Date, in accordance with the Participant’s original election on his or her deferral election form. Payment will be made in a lump sum if the Participant had originally elected a lump sum, if the Account balance is $50,000 or less, or if the Administrative Committee so specifies.

(b) Distribution After Retirement, Disability or Death. In the case of a Participant who separates from service with the Affiliated Companies on account of Retirement, Disability or death and has an Account balance of more than $50,000, the Account shall be paid to the Participant (and after his or her death to his or her Beneficiary) in substantially equal quarterly installments over 10 years commencing on the Participant’s Payment Date unless an optional form of benefit has been specified pursuant to Section 6.1(b)(1).

(1) An optional form of benefit may be elected by the Participant, on the form provided by Administrative Committee, during his or her Initial Election Period from among those listed below:

(A) A lump sum distribution on the Participant’s Payment Date.

(B) Quarterly installments over a period of at least 1 and no more than 15 years beginning on the Participant’s Payment Date.

(C) Annual installments over a period of at least 1 and no more than 15 years beginning on the Participant’s Payment Date.

(2) A Participant from time to time may modify the form of benefit that he or she has previously elected. Upon his or her separation from service under this Section, the most recently elected form of distribution submitted at least 12 months prior to separation will govern. If no such election exists, distributions will be paid under the 10-year installment method.

(3) In the case of a Participant who terminates employment with the Affiliated Companies on account of Retirement, Disability or death with an Account balance of $50,000 or less, the Account shall be paid to the Participant in a lump sum distribution on the Participant’s Payment Date.

(4) In general, upon the Participant’s death, payment of any remaining Account balance will be made to the Beneficiary in a lump sum on the Payment Date. But the Beneficiary will receive any remaining installments (starting on the Payment Date) if the Participant was receiving installments, or if the Participant died on or after age 55 with an Account balance over $50,000 and with an effective installment payout election in place. In such cases, the Beneficiary may still elect a lump sum payment of the remaining Account balance, but only with the Administrative Committee’s consent.

(5) The Participant’s Account shall continue to be adjusted pursuant to Section 4.2 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

6.2	Payments Not Received At Death

In the event of the death of a Participant before receiving a payment, payment will be made to his or her estate if death occurs on or after the date of a check that has been issued by the Plan. Otherwise, payment of the amount will be made to the Participant’s Beneficiary.

6.3	Inability to Locate Participant

In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture and prior to termination of the Plan, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings for the forfeiture period.

6.4	Committee Rules

All distributions are subject to the rules and procedures of the Administrative Committee. The Administrative Committee may also require the use of particular forms. The Administrative Committee may change its rules, procedures and forms from time to time and without prior notice to Participants.

6.5	Merged Plan Distributions

(a) NG BEP Account and S & MS Deferred Compensation Account. Distributions from Participants’ Accounts attributable to the Merged Plans are made under the foregoing provisions of Article VI, except as provided in this Section.

(b) NG BEP Account and S & MS Deferred Compensation Account. Distributions from Participants’ NG BEP and S & MS Deferred Compensation Accounts are made under the foregoing provisions of Article VI, except as provided in this Section.

(1) Amounts in the Participant’s NG BEP Account and the S & MS Deferred Compensation Account shall be paid out in accordance with elections made under the Merged Plans.

(2) The Participant’s “Payment Date” for amounts in the NG BEP Account and the S & MS Deferred Compensation Account shall be deemed to be the end of January following the Participant’s termination of employment.

(3) The reference to $50,000 in the above provisions of Article VI shall be deemed to be $5,000 with respect to amounts in the NG BEP Account and the S & MS Deferred Compensation Account.

(4) The Administrative Committee shall assume the rights and responsibilities of the Directors/Committee with respect to determining whether a Participant’s NG BEP Account may be paid out in the event of hardship or in a form other than the automatic form of payment.

(5) The Administrative Committee shall assume the rights and responsibilities of the Committee or Special Committee with respect to determining whether a Participant’s S & MS Deferred Compensation Account may be paid out in the event of hardship or in a form other than the automatic form of payment.

(6) For purposes of determining the time of payment of a Participant’s NG BEP Account, a Participant’s employment will not be deemed to have terminated following the Participant’s layoff until the earlier of the end of the twelve-month period following layoff (without a return to employment with the Affiliated Companies) or the date on which the Participant retires under any pension plan maintained by the Affiliated Companies.

(7) A Participant’s S & MS Deferred Compensation Account shall be paid to the Participant no later than the January 5 next preceding the Participant’s 80th birthday.

(8) In no event will payments of amounts in the Participant’s NG BEP Account and the S & MS Deferred Compensation Account be accelerated or deferred beyond the payment schedule provided under the Merged Plans.

ARTICLE VII

ADMINISTRATION

7.1	Committees

(a) An Administrative Committee, comprised of one or more persons, shall be appointed by and serve at the pleasure of the Compensation and Management Development Committee (the “Compensation Committee”) of the Board. The number of members comprising the Administrative Committee shall be determined by the Compensation Committee, which may from time to time vary the number of members. A member of the Administrative Committee may resign by delivering a written notice of resignation to the Compensation Committee. The Compensation Committee may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Administrative Committee shall be filled promptly by the Compensation Committee.

(b) An Investment Committee (referred to together with the Administrative Committee as, the “Committees”), comprised of one or more persons, shall be appointed by and serve at the pleasure of the Board (or its delegate). The number of members comprising the Investment Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Investment Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Investment Committee shall be filled promptly by the Board.

7.2	Committee Action

Each Committee shall act at meetings by affirmative vote of a majority of the members of that Committee. Any determination of action of the Committees may be made or taken by a majority of a quorum present at any meeting thereof, or without a meeting, by resolution or written memorandum signed by a majority of the members of the Committees then in office. A member of the Committees shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of each Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee of which he or she is a member.

The Compensation Committee shall appoint a Chairman from among the members of the Administrative Committee and a Secretary who may or may not be a member of the Administrative Committee. The Administrative Committee shall conduct its business according to the provisions of this Article and the rules contained in the current edition of Robert’s Rules of Order or such other rules of order the Administrative Committee may deem appropriate. The Administrative Committee shall hold meetings from time to time in any convenient location.

7.3	Powers and Duties of the Administrative Committee

The Administrative Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To construe and interpret the terms and provisions of this Plan and make all factual determinations;

(b) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(c) To maintain all records that may be necessary for the administration of the Plan;

(d) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(f) To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrative Committee may from time to time prescribe (including the power to subdelegate);

(g) To exercise powers granted the Administrative Committee under other Sections of the Plan; and

(h) To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue insurance policies purchased in connection with the Plan.

7.4	Powers and Duties of the Investment Committee

The Investment Committee shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a) To select types of investment and the actual investments against which earnings and losses will be measured;

(b) To oversee the rabbi trust; and

(c) To appoint agents, and to delegate to them such powers and duties in connection with its duties as the Investment Committee may from time to time prescribe (including the power to subdelegate).

7.5	Construction and Interpretation

The Administrative Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, to make factual determinations and to remedy possible inconsistencies and omissions. The Administrative Committee’s interpretations, constructions and remedies shall be final and binding on all parties, including but not limited to the Affiliated Companies and any Participant or Beneficiary. The Administrative Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.6	Information

To enable the Committees to perform their functions, the Affiliated Companies adopting the Plan shall supply full and timely information to the Committees on all matters relating to the Compensation of all Participants, their death or other events that cause termination of their participation in this Plan, and such other pertinent facts as the Committees may require.

7.7	Committee Compensation, Expenses and Indemnity

(a) The members of the Committees shall serve without compensation for their services hereunder.

(b) The Committees are authorized to employ such accounting, consultants or legal counsel as they may deem advisable to assist in the performance of their duties hereunder.

(c) To the extent permitted by ERISA and applicable state law, the Company shall indemnify and hold harmless the Committees and each member thereof, the Board and any delegate of the Committees who is an employee of the Affiliated Companies against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under ERISA and state law.

7.8	Disputes

(a) Claims

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Administrative Committee, setting forth his or her claim.

(b) Claim Decision

Upon receipt of a claim, the Administrative Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Administrative Committee may, however, extend the reply period for an additional ninety (90) days for special circumstances.

If the claim is denied in whole or in part, the Administrative Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specific reason or reasons for such denial; (B) specific references to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

(c) Request For Review

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrative Committee review the initial claim determination. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administrative Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the initial determination.

(d) Review of Decision

Within sixty (60) days after the Administrative Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Administrative Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Administrative Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

(e) Limitation on Claims

No action may be brought in court on a claim for benefits under this Plan after the later of:

(1) Six months after the claim arose, or

(2) Six months after the decision on appeal under this Section (or six months after the expiration of the time to take an appeal if no appeal is taken).

7.9	Plan Mergers

The following plans have merged into this Plan, effective as of the dates provided in the table below.

(a) On and after the respective effective dates, amounts merged into this Plan from the merged plans are governed by the terms of this Plan.

(b) Effective as of the dates below, Accounts are established for individuals who, before the merger, had account balances under the merged plans. These individuals will not accrue benefits under this Plan unless they become Participants by virtue of being hired into a covered position with an Affiliated Company, but they will be considered Participants for purposes of the merged accounts. The balance credited to the Participant’s merged plan account will, effective as of the date provided in the table below, be invested in accordance with the terms of this Plan.

Name of Merged Plans	Merger Effective Dates
Northrop Grumman Benefits Equalization Plan	December 10, 2004

Northrop Grumman Space & Mission Systems Corp. Deferred Compensation Plan	December 10, 2004

ARTICLE VIII

MISCELLANEOUS

8.1	Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Affiliated Companies. No assets of the Affiliated Companies shall be held in any way as collateral security for the fulfilling of the obligations of the Affiliated Companies under this Plan. Any and all of the Affiliated Companies’ assets shall be, and remain, the general unpledged, unrestricted assets of the Affiliated Companies. The obligation under the Plan of the Affiliated Companies adopting the Plan shall be merely that of an unfunded and unsecured promise of those Affiliated Companies to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Affiliated Companies that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2	Restriction Against Assignment

(a) The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrative Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrative Committee shall direct.

(b) The actions considered exceptions to the vesting rule under Section 5.2 will not be treated as violations of this Section.

8.3	Restriction Against Double Payment

If a court orders an assignment of benefits despite Section 8.2, the affected Participant’s benefits will be reduced accordingly. The Administrative Committee may use any reasonable actuarial assumptions to accomplish the offset under this Section.

8.4	Withholding

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes, which are required to be withheld by the Affiliated Companies in respect to such payment or this Plan. The Affiliated Companies shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.5	Amendment, Modification, Suspension or Termination

The Administrative Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination may reduce a Participant’s Account balance below its dollar value as determined under Section 4.1(b) immediately prior to the amendment. The preceding sentence is not intended to protect Participants against investment losses. In the event that this Plan is terminated, the amounts allocated to a Participant’s Account shall be distributed to the Participant or, in the event of his or her death, to his or her Beneficiary in a lump sum.

8.6	Governing Law

To the extent not preempted by ERISA, this Plan shall be construed, governed and administered in accordance with the laws of Delaware.

8.7	Receipt and Release

Any payment to a payee in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan, the Committees and the Affiliated Companies. The Administrative Committee may require such payee, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.8	Administrative Delays

If the amount of any payment cannot be determined by the date it is supposed to be paid, or if it is not possible to make payments on time because the Administrative Committee cannot find the payee, or adequate information is not available to make the distribution, or the payee has failed to file the applicable forms with the Administrative Committee, or because of other legal, financial or administrative obstacles, payments may be made no later than 60 days after the date payment becomes possible.

8.9	Disputes About Payee

In the event that the Administrative Committee determines that there is some uncertainty as to whom any Plan payment is due, the Administrative Committee is authorized to delay payment, seek agreements from the interested parties, make payment to an appropriate judicial forum and allow the court to determine the identity of the proper payee, and/or take any other necessary or appropriate steps to protect the Plan.

8.10	Incorrect Payment of Benefits

If the Administrative Committee determines in its sole discretion that the Plan made an incorrect payment of benefits, or that a correction is necessary or desirable, then:

(a) If the Plan makes an overpayment of the amount of any benefits due any payee under the Plan, the Plan may recover the amounts either by requiring the payee to return the excess to the Plan, by reducing any future Plan payments to the payee, or by any other method deemed reasonable by the Administrative Committee.

(b) If the Plan makes a late payment or an underpayment of the amount of any benefits due any payee under the Plan, correct payment will be made as soon as possible after the late payment or underpayment is discovered.

(c) Any correction may be made to any Account as determined in the sole discretion of the Administrative Committee.

8.11	Payments on Behalf of Persons Under Incapacity

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrative Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Administrative Committee and the Company.

8.12	Limitation of Rights and Employment Relationship

Neither the establishment of the Plan, any trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Affiliated Companies or any trustee except as provided in the Plan and any trust agreement; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and any trust agreement.

8.13	Headings

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

* * *

IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 22 day of February, 2005.

NORTHROP GRUMMAN CORPORATION

By:	/s/ J. Michael Hateley
J. Michael Hateley
Corporate Vice President and Chief Human
Resources and Administrative Officer